UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2012

GREEN POLKADOT BOX INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	000-54367	52-2325923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

629 E. Quality Drive, Suite 103
American Fork, UT 84003
(Address of principal executive offices) (zip code)

(801) 478-2500
 (Registrant's telephone number, including area code)

 Copies to:
Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 17, 2012, Green Polkadot Box Incorporated (the “Company”) received a loan in the amount of $100,000 from an accredited investor (the “Lender”), pursuant to a previously disclosed Convertible Secured Promissory Note and Loan Agreement, dated April 9, 2012 (the “Loan Agreement”). Pursuant to the Loan Agreement, the Company may borrow up to $500,000 in principal, of which $300,000 was advanced to the Company on April 9, 2012, $100,000 was advanced on July 17, 2012 as set forth above, and the remaining $100,000 may be advanced in $50,000 increments upon 10 business days’ written notice from the Company.

Advances under the Loan Agreement bear interest at the rate of 12% per annum and mature of April 9, 2014. Interest payments are payable in arrears on the first business day of each month. Furthermore, the maturity date may be accelerated by the Lender upon 90 days’ written notice, at which time all principal and accrued but unpaid interest is due and payable. Advances are convertible into the Company’s common stock at a conversion price equal to 75% of the average closing price of the Company’s common stock for the 10 business days immediately prior to the date of the conversion notice. The Company’s obligations under the advances are secured by a security interest in up to a maximum of $800,000 in inventory of the Company, pursuant to a security agreement entered into between the Company and the Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN POLKADOT BOX INCORPORATED

Dated: August 3, 2012	By:	/ s/ Rod A. Smith
Name: Rod A. Smith
Title: Chief Executive Officer